Exhibit 10.3

ATLAS AIR WORLDWIDE HOLDINGS, INC.

AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT

THIS AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT, dated as of July 18, 2016 (the “Agreement), between Atlas Air Worldwide Holdings, Inc. (the “Company”), a Delaware corporation, and William J. Flynn (the “Employee”) amends and supersedes the Restricted Stock Unit Agreement between the Company and the Employee, dated as of February 21, 2014, with respect to the Award (as defined below) granted to the Employee on February 21, 2014.

WHEREAS, the Employee has been granted the following award under the Company’s 2007 Incentive Plan (as amended) (the “Plan”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1. Award of Restricted Stock Units. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference and subject to the other provisions of this award, the Employee is hereby awarded 55,466 restricted stock units (“Restricted Stock Units”), which constitute the right to receive, without payment, (i) 55,446 shares of common stock of the Company (the “Unit Delivered Shares”), and (ii) the right to receive, without payment, additional shares of common stock on the same basis as the Unit Delivered Shares, equal in value (determined as hereafter provided) to the dividends, if any, which would have been paid with respect to the common stock underlying the Unit Delivered Shares had such Unit Delivered Shares been issued to the Employee on the Date of Grant, as defined below (the “Deferred Dividend Shares”), in each case subject to the terms and conditions of the Plan and those set forth herein. For purposes of (ii), the number of Deferred Dividend Shares with respect to any dividend shall be calculated as of the date on which the dividend is paid to holders of Company common stock. For the avoidance of doubt, no shares of Stock (including Deferred Dividend Shares) shall be payable in respect of the Unit Delivered Shares if the Unit Delivered Shares are forfeited, and no Deferred Dividend Shares shall be payable in respect of any dividend for which the record date falls on or after the date on which the Employee or other person entitled to the Unit Delivered Shares becomes the record owner of such shares of Stock for dividend record-date purposes. If the number of shares of Stock (including Deferred Dividend Shares) deliverable with respect to the Restricted Stock Units includes a fractional share, the value of such fractional share (determined as of the trading day immediately preceding the delivery date described in Section 2(d) below) shall be payable in cash in lieu of such fractional share. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.

The Unit Delivered Shares and the Deferred Dividend Shares are collectively referred to herein as the “Award” or “this award.” The Award is granted as of February 21, 2014 (the “Date of Grant”).

2. Vesting of Award; Delivery of Stock, Termination of Employment. Unless otherwise provided by the Committee, the Award under this Agreement shall be subject to the vesting schedule in this Section 2.

(a) Vesting. Subject to the following provisions of this Section 2 and the other terms and conditions of this Agreement, the Award shall become vested (meaning that the Employee shall be entitled to receive a certain number of shares of Stock (or other consideration to the extent provided in Section 2(c) below)) on the basis of one Restricted Stock Unit to one share of Stock plus any related Deferred Dividend Shares shall become vested only upon the vesting of the underlying Restricted Stock Unit. The Award will vest, and shares of Stock underlying the Award will only become deliverable, in four annual installments as follows:

13,861 Restricted Stock Units shall vest on February 21, 2015;

13,861 Restricted Stock Units shall vest on February 21, 2016;

13,862 Restricted Stock Units shall vest on February 21, 2017; and

13,862 Restricted Stock Units shall vest on October 1, 2017;

provided, however, that all unvested Restricted Stock Units shall immediately vest upon approval by the Company’s shareholders of the “Restricted Share Issuance” as described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, on August 12, 2016. Except as provided in Section 2(b) and 2(c) below, in the event of termination of the Employee’s Employment prior to the applicable date above, all unvested Restricted Stock Units shall immediately and automatically terminate and be forfeited (and no shares of Stock in respect of such Award that have not previously vested shall thereafter be issued).

(b) Death or Disability. In the event of death or termination by the Company of the Employee’s Employment (a “Termination of Employment”) by reason of the Employee’s Disability occurring after the date hereof and before the occurrence of a Change in Control of the Company (as defined below), the Award shall become immediately and fully vested and shares of Stock will be delivered pursuant to Section 2(d). For purposes of this Agreement, a Termination of Employment shall be deemed to be by reason of “Disability” if upon such Termination of Employment, the Employee shall have been continuously disabled from performing the duties assigned to Employee for a period of not less than six consecutive calendar months and such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

(c) Change in Control.

(1) Immediately prior to a Change in Control of the Company (as defined below) unless in connection therewith this award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, this award, if then outstanding, shall vest in full. Notwithstanding the immediately preceding sentence, if in connection with the Change in

Control of the Company, this award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, this award shall continue to vest pursuant to its terms and there shall be delivered or paid to the Employee, within ten (10) days following vesting, the Unit Delivered Shares and Deferred Dividend Shares underlying this award, except that upon a Change in Control Termination before the occurrence of the last vesting date specified in Section 2(a) above, this award will become fully vested immediately prior to the Change in Control Termination and the corresponding Shares shall be delivered to the Employee pursuant to Section 2(d) below.

(2) For purposes of this Agreement, the following definitions shall apply:

(a)	“Cause” means (i) the Employee’s refusal or failure (other than during periods of illness or disability) to perform the Employee’s material duties and responsibilities to the Company or its subsidiaries, (ii) the conviction or plea of guilty or nolo contendere of the Employee in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company or any of its Subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.

(b)	“Change in Control Termination” means the termination of an Employee’s Employment following a Change in Control of the Company (I) by the Company and its subsidiaries not for Cause, (II) by the Employee for “Good Reason” (as defined below), or (III) by reason of the Employee’s death or Disability (as defined in Section 2(d)).

(c)

“Change in Control of the Company” means a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance: (1) a transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of this Section 2(c)); (2) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of this Section 2(c)); (3) the replacement of a majority of members of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election; or (4) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of this Section 2(c)).

(d)	“Good Reason” means (i) a material reduction in the Employee’s duties and responsibilities from those of the Employee’s most recent position with the Company, (ii) a reduction of the Employee’s aggregate salary, benefits and other compensation (including any incentive opportunity) from that which the Employee was most recently entitled during Employment other than in connection with a reduction as part of a general reduction applicable to all similarly-situated employees of the Company, or (iii) a relocation of the Employee to a position that is located greater than 40 miles from the location of such Employee’s most recent principal location of employment with the Company; provided, however, that the Employee will be treated as having resigned for Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Employee must terminate his or her Employment not later than 30 days following the end of such cure period.

(d) Delivery of Shares. Subject to the terms of this Agreement and satisfaction of any withholding tax liability pursuant to Section 5 hereof, as soon as reasonably practicable following a vesting date (including by reason of Section 2(c)(1) above), but in any event no later than March 15 of the year following the year in which the applicable vesting date occurs, the Company shall deliver to the Employee a certificate or shall credit the Employee’s account so as to evidence the number of shares of Stock, if any, to which the Employee is entitled hereunder, as calculated in accordance with this Section 2.

3. Transfer. Any shares of Stock that are delivered pursuant to Section 2(d) may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof. This award itself shall not be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part.

4. Expenses of Issuance of Stock. The issuance of stock certificates hereunder shall be without charge to the Employee. The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of the Stock underlying the Award.

5. Tax Withholding. No shares or cash will be issued or paid until the Employee pays (or makes provision acceptable to the Company for the prompt payment of) an amount sufficient to allow the Company to satisfy its tax withholding obligations, as determined by the Company. To this end, the Employee shall either:

(a)	pay the Company the amount of tax to be withheld (including through payroll withholding if the Company determines that such payment method is acceptable),

(b)	deliver to the Company other shares of Stock owned by the Employee prior to such date having a fair market value, as determined by the Committee, not less than the amount of the withholding tax due, which either have been owned by the Employee for more than six (6) months or were not acquired, directly or indirectly, from the Company,

(c)	make a payment to the Company consisting of a combination of cash and such shares of Stock, or

(d)	if this award is being settled in Stock, request that the Company cause to be withheld a number of vested shares of Stock having a then-fair market value sufficient to discharge minimum required federal, state and local tax withholding (but no greater than such amount).

In no event shall the payment or withholding of taxes be made later than the end of the payment period prescribed in Section 2(d). In the event the Employee fails to timely pay or timely elect withholding of taxes in the manner described in Section 5(a), (b), (c) or (d), the Company reserves the right to withhold cash or a number of vested shares of Stock having a fair market value sufficient to discharge minimum required federal, state and local withholding (but no greater than such amount).

6. Section 409A Exemption. Awards granted pursuant to this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 as amended from time to time and guidance issued thereunder and shall be construed accordingly. Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s termination of Employment, the Employee is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b), as determined by the Company in its reasonable good faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). Notwithstanding anything to the contrary in this Agreement, neither the Company, nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, shall be liable to the Employee or to the estate or beneficiary of the Employee by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A of the Code.

7. References. References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

8. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, New York 10577

Attention: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Company’s corporate records, or at any other address which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws of any jurisdiction which would cause the application of law, other than the State of New York, to be applied.

10. Rights of a Stockholder. The Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Unit Delivered Shares or Deferred Dividend Shares. Once the Unit Delivered Shares and Deferred Dividend Shares vest and the shares of Stock underlying those units or shares have been delivered, but not until such time and only with respect to the shares of Stock so delivered, the Employee shall have the rights of a stockholder, including, but not limited to, the right to vote and to receive dividends.

11. No Right to Continued Employment. This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.

12. Provisions of the Plan. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. This Agreement and the awards and grants set forth herein shall be subject to and shall be governed by the terms set forth in the Plan, a copy of which has been furnished to the Employee and which is incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

13. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS AS A SEPARATE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Restricted Stock Unit Agreement as of the date first above written.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:	/s/ Adam R. Kokas
	Name:	Adam R. Kokas
	Title:	Executive Vice President, General Counsel and Chief Human Resources Officer

/s/ William J. Flynn
Employee